November 24, 2004

Mr Martin A. Vaughan Midwest
EOR, Inc. 2409 East Skelly Drive,
Suite 103 Tulsa, OK 74105-6083

              RE: Letter of Intent to acquire Bandwheel Waterflood:

Dear Mr. Vaughan:

      Pursuant to our previous communications, Packard Gas Company ("Packard") hereby presents the following proposal:

1. Purchase of Assets. Packard will purchase, effective December 1st 2004, (the "Effective Date"), Midwest EOR, Inc 's ("Seller") rights and obligations to the Bandweel waterflood propertyC'Properry") including all the tangible and intangible equipment associated with the production of the Property as scheduled in Exhibit "A" attached. Packard shall also purchase certain other assets ("Assets') which shall include pulling units, storage warehouse, tools and other miscellaneous equipment all scheduled in Exhibit "B" attached

2. Purchase Price. The aggregate consideration for this purchase, ("the Purchase Price") will be Five hundred and twelve thousand dollars ($512,000) paid by Packard under the following schedule:

      o $12,000 paid in cash on the closing date. The closing is scheduled for 7th of December 04. Upon receipt of the payment, Seller shall convey by an assignment 100% working Interest ( 82.33% NRI oil - 81.25% NRI gas) to the Property as scheduled in Exhibit "A'~ and deliver a bill of sale for Assets as scheduled in exhibit "B" The property and the Assets shall be free of any liens and encumbrances other than those described herein.

      o $200,000 will be paid with one million (1,000,000) Capco Energy, Inc. free trading common stock to be issued and free trading prior to June 30th, 2005.

      o $300,000 shall be paid as net profit interest ("MT(7)) from one third (l/3rd) of the production from the property. The NPI shall be paid monthly by 30th of the month from the production of the preceding month's production. NPI shall be calculated by deducting the royalties and operating costs from the revenues If in any month the costs are higher than the revenues, then such costs shall be accrued and shall be recovered in subsequent periods from Seller's share of NPI Seller shall retain a security interest in the Property and the Assets until Seller has received the full payment as described further herinbelow

      o Packard Gas Company shall invest a minimum of $100,000 within one year from the effective date of this purchase. None of this $100,000 may be utilized as expenses in calculating the above NPI,

               2815 E Skelly Drive, Ste. 823, Tulsa, OK 74105-6236
                    Phone (918) 712-7930 Fax (918) 712-7941
                      E-maU: lArryi@eapcoe_________________

3 Partial Release Sellers security interest shall be on the Property and the assets however upon receipt of the one million shares of Capco Energy, Inc. free trading common stock. Seller shall provide a release for the Assets but shall continue to retain the security on the Property until full payment has been received

4. Osage County Bond. Within 90 days of closing, Packard shall release any Bonds held by the Seller for the sole purpose of the property,

5. Confidentiality. All information related to all parties involved with this transaction shall be kept strictly confidential and not disclosed without the permission of all parties unless otherwise required by law. Notwithstanding the foregoing, Packard may disclose confidential information to its partners, employees, lenders and professional advisors as necessary to complete the transaction

If this proposal meets with your approval, then please so indicate by signing in the space provided below and returning to Packard. If a signed copy of this proposal is not returned to Packard within 3 business days upon receipt of this proposal we will consider our proposal to be rejected unless the parties agree to extend.


/s/ Packard Gas
---------------------------
Packard Gas,, Company


BY:
   -------------------------------
   Larry Burroughs, President


Accepted this ____ day of November 2004
Midwest EOR, Inc.


BY /s/ Martin A Vaughaa
   ---------------------------------
   Martin A Vaughaa, President

               2815 E SkelJy Drive, Ste. 823, Tuba, OK 74105-6236
                     Phone (918) 712-7930 Fax (918) 712-7941
                          E-mail: larry@capcoenergy.com